                               [LETTERHEAD]

CONTACT:                                                          EXHIBIT 99.3
Norris Battin
949-597-4700
nbattin@usa.net

FOR IMMEDIATE RELEASE

          COOPER COMPANIES UNIT TO PURCHASE WOMEN'S HEALTHCARE PRODUCTS

              Second Recent Acquisition Will Drive CooperSurgical's
                        Annual Revenue Above $50 Million

IRVINE, Calif., December 14, 1999 - The Cooper Companies, Inc. (NYSE/PCX: COO) announced today that its CooperSurgical (CSI) unit has agreed to purchase certain assets of Leisegang Medical, Inc., a leading designer and manufacturer of precision instrumentation for the women's healthcare market. Cooper will pay approximately $10 million in cash for products with current annual revenue of about $11 million. Leisegang Medical is a subsidiary of NetOptix Corporation (NASDAQ: OPTX).

Cooper expects the transaction to close in January 2000 and to be accretive to fiscal 2000 earnings.

Last week, CSI announced that it had completed the acquisition of a line of women's healthcare products from BEI medical Systems. With the addition of the two new product lines, CSI's annual revenue will exceed $50 million.

Leisegang is a well-known and highly regarded women's healthcare company. It markets diagnostic and surgical instruments including colposcopes, instruments to perform loop electrosurgical excision procedures, hand held gynecological instruments, disposable specula and cryosurgical systems. Many of its products are disposable, including its Sani-Spec'r' line of disposable plastic specula, its largest product group. The acquisition will expand CSI's global presence, as it plans to market its line of gynecological products through Leisegang's German and Canadian subsidiaries.

Commenting on the upcoming acquisition, A. Thomas Bender, Cooper's chief executive officer said, "We are very excited to add such a globally recognized name and line of quality products to our family of women's healthcare products. Cooper's objective is to grow CSI to the $100 million level in the next three to five years with operating margins exceeding 20%. The Leisegang product line will help us achieve that goal."

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. To identify forward-looking statements, look for words like "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates", and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in the forward-looking statements include major changes in business conditions and the economy, loss of key senior management, major disruptions in the operations of Cooper's manufacturing facilities, new competitors or technologies, significant disruptions caused by third parties failing to address the year 2000 issue or by problems with our year 2000 compliance program, acquisition integration costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental clean-up costs above those already accrued, litigation costs, costs of business divestitures, and other factors described in Cooper's Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 1998. Cooper cautions investors not to rely unduly on forward-looking statements. They reflect our analysis only on their stated date or the date of this press release.

NetOptix Corporation is headquartered in Sturbridge, Massachusetts. The NetOptix web address is www.netoptix.com. Its OFC Corporation subsidiary designs, manufactures and markets a broad range of optical components and systems that incorporate recent advances in photonic technology and optical coating. OFC Corporation has manufacturing locations in Natick, Massachusetts, Keene, New Hampshire and Germany. Leisegang Medical, Leisegang GmbH and Galenica, Inc. are located in Boca Raton, Florida, Berlin, Germany and the Province of Quebec, Canada, respectively. Leisegang's web address is www.leisegang.com.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products, surgical instruments and accessories for the gynecological market. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Canada and Hamble, England, markets a broad range of contact lenses for the vision care market. Corporate offices are located in Irvine and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. Cooper's web address is www.coopercos.com.

                                     ###